July 15, 1997



IMSCO Technologies, Inc.
40 Bayfield Drive
North Andover, MA 01845


     Re:  Registration Statement on Form SB-2
          IMSCO Technologies, Inc.

Ladies and Gentlemen:

     We refer to the registration for resale by stockholders of up to 2,792,272 shares (the "Shares") of Common Stock (the "Common Stock") of IMSCO
Technologies, Inc., a Delaware corporation (the "Company"), pursuant to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on January 13, 1997 (Registration No. 333-19707)(the "Registration Statement") as subsequently amended from time to time. Of the Shares, 2,422,727 are presently issued and outstanding, 242,273 are issuable upon the exercise of outstanding Class A Warrants at $1.45 per share, and the remaining 127,272 are issuable upon the exercise of outstanding Class D Warrants at $1.32 per share, as described in the Registration Statement.

     We have examined copies of said Registration Statement on Form SB-2 under the Securities Act of 1933, as amended. We have conferred with officers of the Company and have examined the originals, or photostatic, certified or conformed copies, of such


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IMSCO Technologies, Inc.
July 15, 1997
Page 2



records of the Company, certificates of officers of the Company, certificates of public officials, and such other documents as we have deemed relevant and necessary, as a basis for the opinions set forth herein. In connection with such examinations, we have assumed the authenticity of all documents submitted to us as originals or duplicate originals, the conformity to original documents of all document copies, the authenticity of the respective originals of such latter documents, and the correctness and completeness of such certificates. Finally, we have obtained from officers of the Company such assurances as we have considered necessary for the purposes of this opinion.

     On the basis of the foregoing, and such other matters of fact and questions of law as we have deemed relevant in the circumstances, and in reliance thereon, it is our opinion that the 2,422,727 issued and outstanding Shares have been duly authorized, and are fully paid and non-assessable; and upon the exercise of the outstanding Class A Warrants and Class D Warrants in accordance with their respective terms, and all such other 369,545 Shares will be duly authorized, fully paid and non-assessable.

     The undersigned hereby consent to the use of their name in the Registration Statement and in the Prospectus forming a part of the Registration Statement, and to references to this opinion contained therein under the caption of the Prospectus entitled "Legal Matters."

     This opinion is limited to the matters herein, and may not be relied upon by any other person or for any other purpose other than in connection with the corporate authority for the issuance of Common Stock.



                                        Very truly yours,

                                        EPSTEIN BECKER & GREEN, P.C.




                                        By: /s/ David E. Fleming
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